    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 1997
                                                   Registration No. 333-26201



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------


                            U.S. HOMECARE CORPORATION
             (Exact name of Registrant as specified in its charter)
                           ---------------------------

                       NEW YORK                                                                      13-2853680
(State or other jurisdiction of incorporation or organization)                         (I.R.S. Employer Identification Number)

                            TWO HARTFORD SQUARE WEST
                           HARTFORD, CONNECTICUT 06106
                                 (860) 278-7242
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                           ---------------------------

                                 JAY C. HUFFARD
         PRESIDENT AND CHIEF EXECUTIVE OFFICER, CHAIRMAN AND DIRECTOR
                            U.S. HOMECARE CORPORATION
                            Two Hartford Square West
                               Hartford, CT 06106
                                 (860) 278-7242
                     (Name, address, including zip code, and
                     telephone number, including area code,
                        of agent for service of process)
                           ---------------------------

                                   COPIES TO:
                            ELLEN B. CORENSWET, ESQ.
                            LUCI STALLER ALTMAN, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                                  1633 Broadway
                            New York, New York 10019
                           ---------------------------


                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: As soon as practicable after
                 this Registration Statement becomes effective.
                           ---------------------------

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

         If the registrant elects to deliver its latest annual report to security holders or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box: /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

PROSPECTUS
                                14,019,867 Shares

                            U.S. HOMECARE CORPORATION

                                  Common Stock
                           ---------------------------


         This Prospectus relates to the public offering, which is not being underwritten, of up to 14,019,867 shares of Common Stock, par value $.01 per share (the "Common Stock"), of U.S. HomeCare Corporation ("U.S. HomeCare" or the "Company"). Of the shares being registered for resale by the Selling Shareholders, as hereinafter defined, 3,203,136 shares (the "Warrant Shares") are issuable by the Company to certain Selling Shareholders under an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") upon the exercise of outstanding warrants (each, a "Warrant"), 7,221,496 shares of Common Stock (the "Conversion Shares") are issuable to certain Selling Shareholders under an exemption from registration under the Securities Act upon conversion of the Company's $35.00 6% Convertible Preferred Stock, par value $1.00 per share (the "$35.00 Preferred Stock"), 974,296 shares of Common Stock (the "Dividend Shares") have been issued to certain Selling Shareholders under an exemption from registration under the Securities Act as dividends on the $35.00 Preferred Stock, 1,730,000 shares of Common Stock (the "Option Shares") are issuable by the Company to certain Selling Shareholders under an exemption from registration under the Securities Act upon the exercise of outstanding options (each, an "Option"), and 890,939 shares of Common Stock (the "Issued Shares") have been issued to certain Selling Shareholders under an exemption from registration under the Securities Act. The Warrant Shares, Conversion Shares, Dividend Shares, Option Shares and Issued Shares (collectively, the "Shares") may be offered by holders of the Dividend Shares and the Issued Shares and by current holders of the $35.00 Preferred Stock, Warrants and Options who subsequently convert such $35.00 Preferred Stock or exercise such Warrants or Options (collectively, the "Selling Shareholders").

         Sales of the Shares by the Selling Shareholders may be made from time to time, pursuant to this Prospectus or Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), in one or more transactions, including block transactions, in the over-the-counter market, on any exchange or quotation system on which the Common Stock may be admitted for trading (collectively, "Exchanges"), pursuant to and in accordance with the applicable rules of the Exchanges, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be offered directly, to or though agents designated from time to time, or to or through brokers or dealers, or through any combination of such methods of sale. Such agents, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an Exchange may be engaged to act as a Selling Shareholder's agent in the sale of Shares by such Selling Shareholder. To the extent required, specific information regarding the Shares will be set forth in an accompanying Prospectus Supplement. See "Selling Shareholders" and "Plan of Distribution."

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. Upon the issuance to the Selling Shareholders under an exemption from registration under the Securities Act of all of the Warrant Shares and Option Shares, the Company could receive aggregate proceeds of $5,668,213. See "Issuance of the Warrant Shares and Option Shares and Use of Proceeds." The Company has agreed to bear the expenses (other than selling commissions and fees and expenses of certain advisors to the Selling Shareholders) in connection with the registration of the Shares. The Company has agreed to indemnify certain of the Selling Shareholders and their affiliates against certain liabilities, including liabilities under the Securities Act. Certain of the Selling Shareholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act under certain circumstances.

           AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH
             DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                           ---------------------------



         The Common Stock of the Company is traded on the OTC Bulletin Board under the symbol "USHO." The last reported bid and asked prices of the Company's Common Stock on the OTC Bulletin Board on August 6, 1997 were $1.06 and $1.12 per share, respectively.

                           ---------------------------


         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.
                          ---------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                           ---------------------------



                THE DATE OF THIS PROSPECTUS IS AUGUST 8, 1997

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-2 under the Securities Act (the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section , Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Avenue, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. In addition, the Commission has a Web site on the World Wide Web at http:\\www.sec.gov, containing registration statements, reports, proxy and information statements, and other information that registrants, such as the Company, file electronically with the Commission.

         The Common Stock of the Company is traded on the OTC Bulletin Board. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc.
at 1735 K Street, N.W., Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE


         The following documents filed with the Commission are incorporated by reference in their entirety in this Prospectus and shall be deemed to be part hereof: the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Form 10-K"), the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 31, 1997 and the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended June 30, 1997. No other report has been filed by the Company since the end of the fiscal year ended December 31, 1996.


         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to the Secretary, U.S. HomeCare Corporation, Two Hartford Square West, Hartford, Connecticut 06106.

         This Prospectus is accompanied by a copy of the Company's Form 10-K filed with the Commission for the fiscal year of the Company ended December 31, 1996. This Prospectus shall be accompanied by a copy of the Company's Form 10-K, together with any amendments thereto, filed with the Commission for each subsequent fiscal year of the Company during the duration of this Offering and by a copy of the Company's Proxy Statement used for the solicitation of stockholders for each subsequent annual meeting of stockholders held during the duration of this Offering.

         The Company shall deliver without charge to each person to whom this Prospectus is delivered a copy of the Company's latest Form 10-Q filed with the Commission with respect to the most recent fiscal quarter which ends after the end of the latest fiscal year of the Company for which the Company has delivered the Form 10-K as described above. The Company shall also provide without charge a copy of each Form 8-K, if any, filed with the Commission since the end of the latest fiscal year of the Company for which the audited financial statements were included in the latest Form 10-K filed with the Commission.

                                   THE COMPANY

         The Company was incorporated in New York in April 1986. The Company's principal offices are located at Two Hartford Square West, Hartford, Connecticut 06106 and its telephone number is (860) 278-7242.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk and should not be made by any investors who cannot afford the loss of their entire investment. In addition, this Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements and in making any investment decisions, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth in this "Risk Factors" section, which could cause actual results to differ materially from those indicated by such forward-looking statements.

DEPENDENCE ON REFERRAL SOURCES

                  The development and growth of the Company's business depends to a significant extent on its ability to establish and maintain close working relationships with home care and social service agencies, hospitals, clinics, nursing homes, physicians and physician groups, health maintenance organizations and other health care providers. There can be no assurance that the Company's existing relationships with these referral sources will be successfully maintained or that additional relationships will be successfully developed and maintained. In March 1994, VNS, a non-profit home health care institution in New York City informed the Company that it intended to reduce the Company's overall caseload due to substandard administrative performance ratings. Consequently, the Company's net revenues attributable to VNS declined from $8.8 million (16%) for the year ended December 31, 1994, to $6.2 million (11%) for the year ended December 31, 1995, and to $5.4 million (10%) for the year ended December 31, 1996. Any further reduction in net revenues from VNS could have a material adverse effect on the Company's business, financial condition and results of operations.

                  Part of the Company's strategy is to increase its business with managed care third party payors, such as health maintenance organizations and preferred provider organizations. An increase in these contracts could also reduce the profit margin for the Company's business because managed care payors typically reimburse at lower rates and limit service coverage to a greater extent than other non-governmental third party payors, such as indemnity insurance providers. The Company is unable to predict how quickly, if at all, its managed care business will increase and what effect any such increased business in this segment would have on the Company's business or results of operations.

DEPENDENCE ON REIMBURSEMENT BY THIRD PARTY PAYORS

                  A substantial portion of the Company's revenues are derived directly or indirectly from government-sponsored health care programs, including Medicaid and Medicare. The Company receives direct payments from both Medicare and Medicaid. The Company also derives significant revenues indirectly from the Medicaid program through contracts with local government agencies, such as the Department of Social Services of Westchester.

County. In addition, a substantial portion of the Company's business is derived as a sub-contractor to Medicare-Certified and Medicaid-Certified agencies. As a result, the Company would likely be adversely affected by any rate freezes, payment delays, cutbacks in coverage or any other adverse actions taken with respect to Medicare and Medicaid and there can be no assurance that such actions will not be taken in the future.

                  Governmental and third-party payors have taken extensive steps intended to contain or reduce payments made to health care providers such as the Company. Those steps have included, among others, changes in reimbursement methodologies, changes in services covered, increased utilization review of services, negotiated prospective or discounted contract pricing and adoption of a competitive bid approach to service contracts. Managed care and related cost containment efforts are expected to continue in the future. Home health care, which is generally less costly than hospital-based care, has generally benefited from many of these cost containment efforts. As expenditures in the home health care market continue to grow, however, initiatives aimed at reducing the cost of health care delivery at non-hospital sites are increasing. For example, several state Medicaid programs, in an effort to contain the cost of health care and in light of state budgetary constraints, have reduced their payment rates and have narrowed the scope of covered services. Such initiatives are expected to continue in the future. A significant change in coverage or a reduction in payment rates for the types of home health care services provided by the Company could have a material adverse effect upon the Company's business, financial condition and results of operations.

                  For each office in which the Company participates in the Medicare program, the Company is required to file annual cost reports to establish its reimbursement rate per Medicare visit for that office. Such reimbursement rates are subject to audit and retroactive adjustment by the Medicare fiscal intermediaries for the geographic areas in which the Company's Medicare-certified offices are located.

                  In its core market operations the Company is required to file cost reports for two of its upstate New York companies, for its Connecticut operations, for its Pennsylvania operations as well as for home office operations. Cost reports for all of the Company's Medicare certified operations have been settled through June 1993 although they remain subject to reopening through November 1998. The remaining cost reports filed for periods through December 31, 1995 are in various stages of review, audit and/or settlement with the fiscal intermediaries. While the Company has recorded estimated settlements for these open cost report periods there can be no assurance that final settlements will not result in future material assessments against the Company, which could, in turn, materially adversely affect the Company's business, financial condition and results of operations.

PRICING PRESSURES

                  The health care industry is currently experiencing market-driven reforms from forces within and outside the industry that are exerting pressure on health care companies to reduce health care costs. These market-driven reforms are resulting in industry-wide consolidation that is expected to increase the downward pressure on home health care margins, as larger buyer and supplier groups exert pricing pressure on home health care providers. The ultimate timing or effect of market-driven reforms cannot be predicted, and short-term cost containment initiatives may vary substantially from long-term reforms and may impact the Company in different ways. No assurance can be given that any such reforms will not have a material adverse effect on the Company's business, financial condition and results of operations.

REGULATORY ENVIRONMENT

                  Fraud and Abuse Laws. As suppliers and providers of services under the Medicare and Medicaid programs, the Company is subject to Medicare and state health care program fraud and abuse laws. These laws include the Medicare and Medicaid anti-kickback statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any remuneration in return for the referral of patients for items or services, or arranging for the furnishing of items or services, for which payment may be made under the Medicare, Medicaid or other federally funded health care programs. Violations of these provisions may result in civil and criminal penalties and exclusion from participation in Medicare and state health programs such as Medicaid. Recently, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of certain fraud and abuse provisions, such as expanding the application of Medicare and Medicaid fraud penalties to other federal health care programs. In addition, several health care reform proposals have included an expansion of the anti-kickback laws to include referrals of any patients regardless of payor source.

                  The broad language of the anti-kickback statute has been interpreted by the courts and governmental enforcement agencies in a manner which could impose liability on health care providers for engaging in a wide variety of business transactions. Limited "safe harbor" regulations exempt certain practices from enforcement action under the prohibitions. However, these safe harbors are only available to transactions which fall entirely within the narrowly defined guidelines. Transactions that do not fall within the safe harbors do not necessarily violate the fraud and abuse laws and, therefore, parties to such transactions either may or may not be subject to prosecution. In addition, a number of states have laws, which vary from state to state, prohibiting certain direct or indirect remuneration or fee-splitting arrangements between health care providers, regardless of payor source, for the referral of patients to a particular provider. In addition,under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment,and/or exclusion from participation in Medicare, Medicaid and other federally funded state health care programs. These false claims statutes include the Federal False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such qui tam actions have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claims action, pay fines or be excluded from the Medicare and/or Medicaid programs as a result of an investigation arising out of such an action. Finally, Congress enacted in 1993 the so-called "Stark Law," which prohibits referrals by physicians to certain entities with which they have a financial relationship unless an exception applies. Several states also have similar laws. Possible sanctions for violation of these laws include denial of payment, loss of licensure and civil and criminal penalties. The Company maintains an internal regulatory compliance review program and from time to time retains special counsel for guidance on applicable laws and regulations. However, no assurance can be given that the practices of the Company, if reviewed, would be found to be in compliance with applicable health regulatory laws, as such laws ultimately may be interpreted, or that any non-compliance with such laws would not have a material adverse effect on the Company.

                  In addition, an increasing number of states have laws, which vary from state to state, prohibiting certain direct or indirect providers for the referral of patients to a particular provider, including home health agencies. Possible sanctions for violation of these restrictions include loss of licensure and civil and criminal penalties. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.

                  Operation Restore Trust. Recently, the federal government made a policy decision to increase significantly the financial and human resources allocated to enforcing the fraud and abuse laws. Private insurers and various state enforcement agencies also have increased their scrutiny of health care claims in an effort to identify and prosecute fraudulent and abusive practices. Under Operation Restore Trust ("ORT"), the Office of the Inspector General (the"OIG"), in cooperation with other federal and state agencies, has focused on the activities of home health agencies, hospices, durable medical equipment suppliers and nursing homes in several states, including New York (in which the Company has its principal operations).

                  Other Federal and State Regulations. The federal government and all states regulate various aspects of the home health care industry. In particular, the Company's operations are subject to federal and state laws covering nursing services and certain types of home health agency activities. In New York State, a certificate of need ("CON") must be obtained in order to be certified to participate in the Medicare and Medicaid programs. The Company does not have CONs covering its metropolitan New York branches and is therefore not certified as a Medicare provider for such branches. A majority of the Company's business in metropolitan New York is therefore derived as a subcontractor to Medicare-certified and Medicaid-certified agencies such as VNS Home Care ("VNS"). In upstate New York (which was an acquired operation) the Company does have CONs. Certain of the Company's employees are subject to state laws and regulations governing the ethics and professional practice of medicine and nursing. The Company's operations are subject to periodic survey by governmental and private accrediting entities to assure compliance with applicable state licensing, Medicare and Medicaid certification, and accreditation standards, as the case may be. From time to time in the ordinary course of business, the Company, like other health care companies, receive survey reports containing deficiencies for alleged failure to comply with applicable requirements. The companies review such reports and attempt to take appropriate corrective action. The failure to effect such action or to obtain,renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect the Company's business, results of operations or financial condition and could prevent the programs involved from offering products and services to patients. In addition, laws and regulations often are adopted to regulate new products, services and industries. There can be no assurances that either the states or the federal government will not impose additional regulations upon the activities of the Company which might adversely affect their business, results of operations or financial condition. The Company is also subject to laws and regulations pertaining to the environment, health and safety. If the Company were found to be in violation of any such laws and regulations, it could have a material adverse effect on its business, financial condition and results of operations.

HEALTH CARE REFORM

                  Political, economic and regulatory influences are likely to lead to fundamental change in the health care industry in the United States. Numerous proposals for comprehensive reform of the nation's health care system have been introduced in Congress. Many approaches have been considered, including mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes to health care delivery systems. In addition, some of the states in which the Company operates are considering various health care reform proposals. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, reforms will be adopted, when they may be adopted, or what impact they may have on the Company. In addition, the cost and service considerations which have generated proposals for health care reform have also resulted in, and are expected to continue to result in, strategic realignments and combinations in the health care industry which may, over time, have a significant impact on the Company's strategic direction and results of operations. The actual announcement of reform proposals and the investment community's reaction to such proposals, announcements by competitors and payors of their strategies to respond to reform initiatives and general industry conditions have produced and may continue to produce volatility in the trading and market price of securities of health care companies, and no assurance can be given that any such proposals, announcements or responses will not have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO REFINANCE OR EXTEND EXISTING CREDIT FACILITIES; FINANCIAL COVENANTS

         All of the Company's existing credit facilities, including its accounts receivable securitization program, are scheduled to mature in January 1998. The Company will need to extend or replace these credit facilities to ensure sufficient funding of the Company's operations. There can be no assurance that such financing will be available when needed or, if available, that it will be available on terms acceptable to the Company. In addition, the Company is required to comply with the financial covenants contained in its credit facilities and failure to maintain compliance would give the Company's lenders the right to declare the amounts outstanding under such facilities to be immediately due and payable.


CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATED ENTITIES

                  The Company's directors, executive officers and entities affiliated with them beneficially, in the aggregate, own approximately 15.5% of the Company's outstanding shares of Common Stock and will own, in the aggregate, approximately 5.2% following the sales by such Selling Shareholders of their Shares being registered hereunder, assuming the exercise or conversion in full of all Warrants, $35.00 Preferred Stock and Options. These shareholders, if acting together, would be able to significantly influence all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions.

BUSINESS RISKS AND COMPETITION

         The Company is dependent on its ability to obtain sufficient cash flow from operations to meet its debt service and pay vendors on a timely basis. The home health care market is highly competitive and is divided among a large number of providers, some of which are national providers, but most of which are either regional or local providers. Certain of the Company's competitors and potential competitors have significantly greater financial, technical and marketing and sales resources than the Company and may, in certain locations, possess licenses or certificates (for example, CONs in New York State) that permit them to provide services that the Company cannot currently provide. There can be no assurance that the Company will not encounter difficulty in its ability to obtain sufficient cash flows from operations or increased competition in the future that could limit the Company's ability to maintain or increase its business and could have a material adverse affect on the Company's business, financial condition and results of operations.

ABILITY TO ATTRACT KEY MANAGEMENT AND DEPENDENCE ON HEALTH CARE PROFESSIONALS

         The Company's future success will depend in large part on its ability to attract and retain senior management personnel and branch-level management. In addition, the Company is highly dependent on its staff of professional nurses and its other health care professionals and paraprofessionals. Competition for qualified management personnel and health care professionals and paraprofessionals is strong. The inability to attract, retain or motivate management and sufficient numbers of qualified health care professionals and paraprofessionals could adversely affect the Company's business and prospects. Although the Company has been generally able to meet its staffing requirements for professional nurses and other health care staff, the Company has experienced occasional staffing shortages at certain of its offices, and an increase in competition, or a decline in its ability to meet its staffing needs in the future could have a material adverse effect on the Company's business, financial condition and results of operations, including the Company's ability to maintain or increase its patient base at certain or all of its branch offices.

LIQUIDITY OF STOCK

         The Company was de-listed from the Nasdaq Small-Cap Market ("Nasdaq") in December of 1996 due to the Company not meeting various requirements of Nasdaq. The Company's Common Stock is currently trading on the OTC Bulletin Board. Thus, only bid and asked prices between dealers (rather than sales prices) are currently available with respect to the Common Stock. The fact that the Company is trading on the OTC Bulletin Board rather than on Nasdaq or an exchange might cause the market price of the Common Stock to be lower than it otherwise would be. Thus, holders of the Common Stock might not realize the extent of liquidity as they might were the stock listed on Nasdaq or a national securities exchange.

LIABILITY AND INSURANCE

         The Company's services subject it to liability risk. Malpractice claims may be asserted against the Company if its services are alleged to have resulted in patient injury or other adverse effects. The Company has from time to time been subject to such suits in the ordinary course of its business. There can be no assurance that future claims will not be made or that such claims, if made, will not materially and adversely affect the Company's business, financial condition, or results of operations. The Company currently maintains liability insurance in the amount of $2.0 million per occurrence and $6.0 million in the aggregate. There can be no assurance that the coverage limits of the Company's insurance policies will be adequate. In addition, while the Company has been able to obtain liability insurance in the past, such insurance varies in cost, is difficult to obtain and may not be available in the future on acceptable terms or at all. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company's business, financial condition or results of operations. Claims against the Company, regardless of their merits or eventual outcome, also may have a material adverse effect upon the Company's reputation and business.

POTENTIAL VOLATILITY OF STOCK PRICE

         There has been significant volatility in the market prices of securities of the Company and of health care companies in general. The Company believes factors such as legislative and regulatory developments and quarterly variations in financial results have caused the market price of its Common Stock to fluctuate substantially. In addition, the stock market has experienced volatility that has particularly affected the market prices of many health care service companies' stocks and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock.

DIVIDENDS UNLIKELY

         The Company has never declared or paid any cash dividends on its Common Stock. In addition, the Company's revolving line of credit and term loan agreements prohibit the payment of cash dividends on the Company's Common Stock without the prior consent of the lenders. The Company currently intends to retain all earnings for the operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

      ISSUANCE OF THE WARRANT SHARES AND OPTION SHARES AND USE OF PROCEEDS

         The Warrant Shares and Option Shares are issuable by the Company to certain Selling Shareholders pursuant to an exemption from registration under the Securities Act upon the exercise of outstanding Warrants and Options. The aggregate gross proceeds that the Company could receive on the exercise of all of the outstanding Warrants and Options is $5,668,213. The Company intends to use any net proceeds, if any, from the exercise of the Warrants and Options for general corporate purposes, including working capital. None of the proceeds from the sale of the Shares will be received by the Company.

                              SELLING SHAREHOLDERS

         The following table sets forth the names of the Selling Shareholders and the number of shares being registered for sale hereby as of the date of the Prospectus and sets forth the number of shares of Common Stock beneficially owned by each of the Selling Shareholders as of June 30, 1997. Except as indicated, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders. See "Plan of Distribution."

                                                                                                   Beneficial Ownership
                                                                                                     After Offering(1)
                                                                                                     -----------------

                                               Number of Shares         Number of Shares
                                              Beneficially Owned           Registered             Number
Name of Selling Shareholder                   Prior to Offering        for Sale Hereby(2)        of Shares          Percent
---------------------------                   -----------------        ------------------        ---------          -------
1501 L. C                                            18,694                     18,694                  0                 *

ABDM Partners                                       193,996(3)                 193,996(3)               0                 *

A.J.P.V. Co.                                        112,184                    112,184                  0                 *

Mehdi Ali                                         1,038,000(4)               1,038,000(4)               0                 *

Arthur T. Anderson                                  124,651                    124,651                  0                 *

Mansour I. Y. Badr                                   77,592(5)                  77,592(5)               0                 *

George L. Ball                                       99,219                     99,219                  0                 *

Susan Huffard Ball                                   49,858                     49,858                  0                 *

Bank of Butterfield & Son Ltd.                       18,694                     18,694                  0                 *
#681899

Judith Berman                                        18,694                     18,694                  0                 *

Patricia Bernstein                                   20,833                     20,833                  0                 *

Ghulam M. Bombaywala                                 37,390                     37,390                  0                 *

Brobeck Hale and Dorr International                  19,493(6)                  19,493(6)               0                 *

Brobeck, Phleger & Harrison LLP                     113,840(6)                 113,840(6)               0                 *

David Bromberg                                       13,408                     13,408                  0                 *

The Gene F. Bruyette Living Trust,                   24,926                     24,926                  0                 *
  Gene F. Bruyette, Trustee

Gordon G. Burr, IRA, Megabank of ..                  18,694                     18,694                  0                 *
  Arapahoe F.B.O

Lewis W. Caspe                                       49,858                     49,858                  0                 *

                                                                                                   Beneficial Ownership
                                                                                                     After Offering(1)
                                                                                                     -----------------

                                               Number of Shares         Number of Shares
                                              Beneficially Owned           Registered             Number
Name of Selling Shareholder                   Prior to Offering        for Sale Hereby(2)        of Shares          Percent
---------------------------                   -----------------        ------------------        ---------          -------

John T. Cater                                           18,694                      18,694              0                *

E. Dean Catlett and Joann Catlett                       24,926                      24,926              0                *

Michael S. Chadwick                                      7,473                       7,473              0                *

The Chase Manhattan Bank                               569,494(7)                  569,494(7)           0                *

Ray C. Childress and Kara S. Childress                  24,926                      24,926              0                *

Melville Lockert Cody                                    4,982                       4,982              0                *

Ann Lindsay Cohn                                        64,117                      64,117              0                *

Courtney Lyle Cohn                                      64,117                      64,117              0                *

Morton A. Cohn                                         349,028                     349,028              0                *

Connecticut Development Authority                    1,564,821(8)                1,564,821(8)           0                *

Dale W. Conrad and Reba J. Conrad,                      24,926                      24,926              0                *
  JTWROS

Continental Marine Service                              24,926                      24,926              0                *

David W. Cook                                           37,390                      37,390              0                *

Creditanstalt Bankverein                               435,495(9)                  435,495(9)           0                *

Thomas W. Custer                                        24,926                      24,926              0                *

Day, Berry & Howard                                     40,000(10)                  40,000(10)          0                *

William M. DeArman                                      26,909                      26,909              0                *

Louis Del Homme                                         64,117                      64,117              0                *

Donald L. Dell, Trustee, Donald Dell                    24,926                      24,926              0                *
   Revocable Trust dated 6/8/93

Bernhardt Denmark                                       31,250                      31,250              0                *

Howard Dolch                                            10,417                      10,417              0                *

John E. Drury                                          390,732                     390,732              0                *

Wayne B. Duddlesten                                     74,788                      74,788              0                *

William H. Duross, III                                   4,000                       4,000              0                *

Jules I. Epstein, Trustee, J.E                          17,821                      17,821              0                *
  Consulting Services Ltd. Employees'
  Profit Sharing Trust

Don L. Fitch                                            18,694                      18,694              0                *

Hadley Ford                                             86,267(11)                  61,267         25,000                *

Frost Family I, Ltd.                                   259,306                     249,306         10,000                *

Emilio A. Fusco or Mary G. Fusco,                       74,788                      74,788              0                *
  JTWROS

                                                                                                   Beneficial Ownership
                                                                                                     After Offering(1)
                                                                                                     -----------------

                                               Number of Shares         Number of Shares
                                              Beneficially Owned           Registered             Number
Name of Selling Shareholder                   Prior to Offering        for Sale Hereby(2)        of Shares          Percent
---------------------------                   -----------------        ------------------        ---------          -------

Gerald Gibbs                                           18,694                    18,694                  0                *

Courtney C. Gibson                                     24,926                    24,926                  0                *

Stanley Goldstein                                      25,000                    25,000                  0                *

William N. Goodwin                                     24,926                    24,926                  0                *

John R. Gunn                                           52,688(12)                27,688             25,000                *

Judith Haenel                                          20,833                    20,833                  0                *

Tolar N. Hamblen, III                                  18,694                    18,694                  0                *

John V. Hazleton, Jr. and Mrs. Bonnie                  33,694                    18,694             15,000                *
  C. Hazleton

Edward F. Heil, Trustee for                            37,390                    37,390                  0                *
  Edward F. Heil, Jr. Irrevocable Trust
  Agreement #2 dated 12/1/83

Edward F. Heil, Trustee for                            37,390                    37,390                  0                *
  Karen Heil Irrevocable Trust
  Agreement #2 dated 12/1/83

Edward F. Heil, Trustee for                            37,390                    37,390                  0                *
  Sandra Heil Irrevocable Trust
  Agreement #2 dated 12/1/83

William K. Herbold & Norma Herbold                     18,694                    18,694                  0                *

Home Infusion Pharmaceutical                          200,000                   200,000                  0                *
  Services Inc.

Huffard & Co. L.P.                                    177,629(13)                47,406            130,223             2.21%

Huffard Family Partnership                             37,390                    37,390                  0                *

Scott Hunsaker                                         18,694                    18,694                  0                *

Miles A. Hutson                                        18,694                    18,694                  0                *

IGI Holdings, Inc.                                     97,492(14)                97,492(14)              0                *

J-All Partnership                                     149,580                   149,580                  0                *

Arthur W. and Gaynor D. Johnson,                       64,117                    64,117                  0                *
JT Ten

Samuel A. Jones                                        24,926                    24,926                  0                *

Kenneth A. Laningham, trustee,                         62,323                    62,323                  0                *
  K.A.L. Trust Agreement No. 1
  U.A.D. 03-03-93

Susan K. Sanders Keller                                49,926                    24,926             25,000                *

Kingsland Associates                                   22,500                    22,500                  0                *

James Laird                                           692,000(15)               692,000(15)              0                *

Richard N. and Mary E. Laminack                        18,694                    18,694                  0                *

                                                                                                   Beneficial Ownership
                                                                                                     After Offering(1)
                                                                                                     -----------------

                                               Number of Shares         Number of Shares
                                              Beneficially Owned           Registered             Number
Name of Selling Shareholder                   Prior to Offering        for Sale Hereby(2)        of Shares          Percent
---------------------------                   -----------------        ------------------        ---------          -------
Neil Lande Custodian for Caroline                     37,390                    37,390                   0                *
  Lande

Neil Lande Custodian for Lynne Lande                  37,390                    37,390                   0                *

Neil Lande Custodian for Sara Lande                   37,390                    37,390                   0                *

Neil Lande Custodian for Stephen                      37,390                    37,390                   0                *
  Lande

Frederick C. Lane                                     91,015(16)                58,198(16)          32,817                *

Robert W. Lary                                        24,926                    24,926                   0                *

Norman Lattman                                        20,833                    20,833                   0                *

Michael P. and Helen Lawlor                           24,926                    24,926                   0                *

Kenneth L. & Linda P. Lay                             37,390                    37,390                   0                *

J.C. Ledet                                            17,821                    17,821                   0                *

Kenneth C. Leung                                      18,694                    18,694                   0                *

Earle S. Lilly                                        37,390                    37,390                   0                *

Roger P. Lindstedt                                   122,184                   112,184              10,000                *

Robert A. Lurie                                       37,390                    37,390                   0                *

Dennis P. Lynch                                      217,269(17)               217,269(17)               0                *

Kristine and C. Berry Madden                          18,694                    18,694                   0                *

Milton T. Maddox                                      20,694                    18,694               2,000                *

MAK International Investment                          97,492(18)                97,492(18)               0                *
Company Limited

W. Edward Massey                                   1,124,515(19)                17,148           1,107,367           11.04%

Ed McAninch                                           37,390                    37,390                   0                *

William T. McCaffrey                                  38,984(20)                38,984(20)               0                *

Kirby Cohn McConnell                                  37,390                    37,390                   0                *

W. Wallace McDowell, Jr                              125,238(21)(22)            70,533(21)          54,705            0.55%

James M. McGinley                                     24,926                    24,926                   0                *

Nancy Goins McNeil                                    18,694                    18,694                   0                *

Hermann Merkin                                        77,592(23)                77,592(23)               0                *

Dr. Harold E. Milkey, D.M.D                           14,952                    14,952                   0                *

Brooke A. Mitchell                                    37,390                    37,390                   0                *

Caroline S. Mitchell                                  18,694                    18,694                   0                *

Elizabeth A. Mitchell                                 18,694                    18,694                   0                *


                                                                                                   Beneficial Ownership
                                                                                                     After Offering(1)
                                                                                                     -----------------

                                               Number of Shares         Number of Shares
                                              Beneficially Owned           Registered             Number
Name of Selling Shareholder                   Prior to Offering        for Sale Hereby(2)        of Shares          Percent
---------------------------                   -----------------        ------------------        ---------          -------
Michael W. Mitchell                                 93,474(24)                    93,474(24)             0                *

Donald F. Moorehead, Jr                             24,926                        24,926                 0                *

George O. Moorehead                                 24,890                        24,890                 0                *

George O. Moorehead SEP                             18,730                        18,730                 0                *

Ben T. Morris                                       18,694                        18,694                 0                *

Averell H. Mortimer                                 20,440                        20,440                 0                *

G. William Moseley                                 316,607                           323           316,284             3.16%

Nixon, Hargrave, Devans & Doyle LLP                 49,947(25)                    23,197            26,750                *

G. Robert O'Brien                                  141,243(26)(27)                38,082(26)(27)   103,161             1.03%

Thomas J. O'Haren                                   74,788                        74,788                 0                *

John M. O'Quinn                                    349,028                       349,028                 0                *

John A. and Janice E. Pinto                         74,788                        74,788                 0                *

Anaka K. Prakash                                    37,390                        37,390                 0                *

David Preisler                                      24,926                        24,926                 0                *

Prima Partners, L.P.                               777,527(28)                   777,527(28)             0                *

Leroy E. Quigley                                    24,926                        24,926                 0                *

Shawkat Raslan                                     878,064(28)(29)                35,537            65,000              .65%

Katherine Day Rauch                                 18,694                        18,694                 0                *

Leonard Rauch                                       62,323                        62,323                 0                *

Chris C. Reidel                                     15,504(30)                    15,504(30)             0                *

John S. Reiland                                     24,926                        24,926                 0                *

Pamela Gaye Anderson Reiling                        12,462                        12,462                 0                *

Richard K. Reiling                                  12,462                        12,462                 0                *

Mary E. Reynolds                                    18,694                        18,694                 0                *

William C. Robbins                                  37,390                        37,390                 0                *

Rosen Family Trust                                  49,858                        49,858                 0                *

Robert & Carole Roten, Co-TTEE's                    71,298                        71,298                 0                *
  FBO Robert and Carole Roten Living
  Trust U.A.D. 1-16-91

Ronald L. Russell Sr. and                           71,073                        71,073                 0                *
  Shirley J. Russell

Nolan Ryan                                          37,390                        37,390                 0                *

Sanders Morris Mundy, Inc.                         552,195(31)                   552,195(31)             0                *

                                                                                                   Beneficial Ownership
                                                                                                     After Offering(1)
                                                                                                     -----------------

                                               Number of Shares         Number of Shares
                                              Beneficially Owned           Registered             Number
Name of Selling Shareholder                   Prior to Offering        for Sale Hereby(2)        of Shares          Percent
---------------------------                   -----------------        ------------------        ---------          -------
Brad D. Sanders                                  49,926                        24,926              25,000                 *

Bret D. Sanders                                  49,926                        24,926              25,000                 *

Christine M. Sanders                             54,926                        24,926              30,000                 *

Don A. Sanders                                  692,846(32)(33)               692,846(33)               0                 *

Katherine U. Sanders                            271,909                       211,909              60,000                 *

Laura K. Sanders                                 49,926                        24,926              25,000                 *

Quinlan Quiros Schnitzer                         37,390                        37,390                   0                 *

Gladys Sherak                                    10,417                        10,417                   0                 *

Leon Silverman                                  100,000                       100,000                   0                 *

Bruce Slovin                                     74,788                        74,788                   0                 *

Sherri D. Spicer                                 64,117                        64,117                   0                 *

Sherri D. Spicer, Trustee                        18,694                        18,694                   0                 *
  Lindsey Spicer #1 Trust

Dr. Michael W. Stavinoha                         17,821                        17,821                   0                 *

Theo Patricia Story                              62,323                        62,323                   0                 *

Neil B. Strauss                                  37,390                        37,390                   0                 *

Donald S. Taylor                                 37,390                        37,390                   0                 *

Dr. Steven D. Thompson                           35,622                        35,622                   0                 *

David Towery                                     18,694                        18,694                   0                 *

Jack T. Trotter                                  74,788                        74,788                   0                 *

James T. Ulmer, IRA DTD 4/6/93                   18,694                        18,694                   0                 *

Tony Vallone                                     37,390                        37,390                   0                 *

Dr. Bruce Van Horn                               74,781(34)                    74,781(34)               0                 *

Gerrit Vreeland                                  35,646                        35,646                   0                 *

Jack Walls                                       10,417                        10,417                   0                 *

Stan Wallace                                     18,694                        18,694                   0                 *

George M. Waluk                                  37,390                        37,390                   0                 *

Edward L. Whalen                                  2,172                         2,172                   0                 *

Linett Wilkerson                                 18,694                        18,694                   0                 *

Leonard Stanley Wolowiec                         53,472                        53,472                                     *


         Total..........................           16,133,174             14,019,867              2,113,307             8.96%

-----------------------------

(1) The figures for the number of shares and the percentage of shares beneficially owned by the Selling Shareholders after the offering are based on the assumption that all of the Selling Shareholders will sell all of the shares registered for sale hereby. See "Plan of Distribution."

(2) The number of shares of Common Stock listed for each Selling Shareholder includes the shares of Common Stock which will be issued if, and when, the Selling Shareholder converts its $35.00 Preferred Stock, if any, to Common Stock. This number of shares of Common Stock also includes the shares of Common Stock issued through April 30, 1997 as dividends on the $35.00 Preferred Stock.

(3) Includes 13,768 shares of Common Stock issuable upon exercise of a Warrant.

(4) All 1,038,000 shares of Common Stock are issuable upon exercise of an Option. Mr. Ali is a consultant to the Company.

(5) Includes 5,507 shares of Common Stock issuable upon exercise of a Warrant.

(6) Brobeck, Phleger & Harrison LLP ("BPH") is, and its predecessor firm, Brobeck Hale and Dorr International ("BHD"), was, outside counsel to the Company.

(7) All 569,494 shares of Common Stock are issuable upon exercise of a Warrant.

(8) All 1,564,821 shares of Common Stock are issuable upon exercise of a Warrant.

(9) All 435,495 shares of Common Stock are issuable upon exercise of a Warrant.

(10)     Day, Berry & Howard is special outside counsel to the Company.

(11) Includes 25,000 shares of Common Stock issuable upon exercise of a stock option. Mr. Ford is a director of the Company. Also includes 37,390 shares of Common Stock held by Hadley C. Ford, IRA T25422, State Street Bank & Trust FBO.

(12) Includes 25,000 shares of Common Stock issuable upon exercise of a stock option. Mr. Gunn is a director of the Company.

(13) Mr. Jay C. Huffard, managing director of the general partner thereof, is Interim President, Chief Executive Officer, Chairman and a director of the Company. Does not include 207,500 shares and exercisable options owned directly by Mr. Huffard.

(14) Includes 6,883 shares of Common Stock issuable upon exercise of a Warrant.

(15) All 692,000 shares of Common Stock are issuable upon exercise of an Option. Mr. Laird is a consultant to the Company.

(16) Includes 4,130 shares of Common Stock issuable upon exercise of a Warrant.

(17) Includes 15,420 shares of Common Stock issuable upon exercise of a Warrant.

(18) Includes 6,883 shares of Common Stock issuable upon exercise of a Warrant.

(19)     Mr. Massey resigned as a director of the Company in September, 1996.

(20) Includes 2,753 shares of Common Stock issuable upon exercise of a Warrant.

(21) Includes 2,755 shares of Common Stock issuable upon exercise of a Warrant.

(22) Also includes 25,000 shares of Common Stock issuable upon exercise of a stock option. Mr. McDowell is a director of the Company.

(23) Includes 5,507 shares of Common Stock issuable upon exercise of a Warrant.

(24)     Includes 56,084 Conversion Shares and Dividend Shares held by Michael
         W. Mitchell IRA dated 1/2795.

(25) Includes 25,000 shares of Common Stock issuable upon exercise of a stock option. A director of the Company is a member of the firm.

(26) Includes 1,377 shares of Common Stock issuable upon exercise of a Warrant.

(27) Mr. O'Brien resigned as a director and officer of the Company in October 1996.

(28) Includes 41,303 shares of Common Stock issuable upon exercise of a Warrant issued to Prima Management Corp, the general partner of Prima Partners, L.P. Mr. Jay C. Huffard and Mr. Shawkat Raslan, both directors of the Company, are officers, directors and shareholders of Prima Management Corp. and special limited partners and limited partners of Prima Partners, L.P.

(29) Includes 777,527 Conversion Shares and Dividend Shares held by Prima Partners, L.P.

(30) Includes 1,100 shares of Common Stock issuable upon exercise of a Warrant.

(31) Includes 523,185 shares of Common Stock issuable upon exercise of a Warrant.

(32) Includes 2,755 shares of Common Stock issuable upon exercise of a Warrant.

(33) Includes 40,000 shares of Common Stock as to which Mr. Sanders expressly disclaims beneficial ownership. Does not include 20,901 shares of Common Stock over which Mr. Sanders has dispositive power but does not have beneficial ownership.

(34) Includes 37,390 Conversion Shares and Dividend Shares held by Bruce Van Horn IRA dated 3/17/94.

*        Less than 1%.

         All of the Shares being offered hereby were acquired by the Selling Shareholders from the Company in private placement transactions. Assuming the exercise of all the outstanding Warrants and Options, the Warrant Shares and Option Shares will be acquired by the Selling Shareholders at purchase prices per share of $1.58882 and $0.15, respectively. The Shares are being included in this offering as a result of certain contractual arrangements with the Selling Shareholders. The Company has agreed to bear the expenses (other than selling commissions and fees and expenses of certain advisors to the Selling Shareholders) in connection with the registration of the Shares. All of the Dividend Shares were acquired by the Selling Shareholders as dividends on the $35.00 Preferred Stock at prices based upon the market price of the Common Stock during a period prior to payment of such dividends.

         The sale of Shares by "affiliates" (as such term is defined in Rule 144(a) under the Securities Act) are subject to the volume and manner of sale restrictions set forth in Rule 144. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep this Registration Statement effective for not less than three years or until two-thirds of certain of the Shares have been sold pursuant to the Registration Statement of which this Prospectus is a part.

                              PLAN OF DISTRIBUTION

         The Shares covered hereby may be offered and sold from time to time by the Selling Shareholders, pursuant to this Prospectus or Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act). The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby in one or more transactions, including block transactions, in the over-the-counter market, on any Exchange pursuant to and in accordance with the applicable rules of such Exchanges, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         The Shares may be offered directly, to or through agents designated from time to time or through brokers or dealers, or through any combination of these methods of sale. Such agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an Exchange may be engaged to act as the Selling Shareholder's agent in the sale of Shares by the Selling Shareholder. Brokerage fees will be paid by the Selling Shareholders.

         At the time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of the states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain of these states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Selling Shareholders, the Company and the brokers or dealers.

         The sale of Shares by affiliates are subject to the volume and manner of sale restrictions set forth in Rule 144.

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Shareholder Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify certain Selling Shareholders and their affiliates against certain liabilities, including liabilities under the Securities Act. Certain Selling Shareholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act.

         The Company has agreed to bear the expenses (other than selling commissions and fees and expenses of certain advisors to the Selling Shareholders) in connection with the registration of the Shares.

                         DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

COMMON STOCK

         As of June 30, 1997, there were 10,008,475 shares of Common Stock outstanding, which were held of record by approximately 409 shareholders.

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. The holders of $35.00 Preferred Stock are entitled to vote their shares on an as-converted basis with the Common Stock. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares voting for election of directors can elect all members of the Board of Directors. Under New York law, the approval of the holders of two-thirds of all outstanding stock is required to effect a merger of the Company or the disposition of all or substantially all the Company's assets. A majority vote is sufficient for certain other actions that require the vote or concurrence of shareholders. Dividends may be paid ratably to holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to shareholders after payment of liabilities and payment of the liquidation preference on the Preferred Stock outstanding.

         The holders of Common Stock have no preemptive or conversion rights or other subscription rights and are not subject to calls or assessments by the Company. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and non-assessable.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York.

                                     EXPERTS

         The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

         Article IX of the Company's Restated Certificate of Incorporation and
Article VI of the Company's By-Laws provide that the Company may indemnify each current and former director, officer, and any employee or agent of the corporation, his or her heirs, executors, and administrators, against expenses reasonably incurred or any amounts paid by him or her in connection with any action, suit, or proceeding to which he or she may be made a party by reason of being or having been a director, officer, employee or agent of the corporation to the fullest extent permitted by the Business Corporation Law of the State of New York.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         Reference is made to Sections 720 through 726 of the New York Business Corporation Law as such Sections pertain to indemnification matters.

                                14,019,867 Shares






                            U.S. HomeCare Corporation



                                  Common Stock



                                   PROSPECTUS





                                AUGUST 8, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered:


                                                                     Amount to
                                                                      Be Paid
                                                                      -------
Registration Fee -- SEC                                               $ 4,248
Legal Fees and Expenses                                                15,000
Accounting Fees and Expenses                                            6,900
Miscellaneous                                                           3,852
                                                                      -------
Total                                                                 $30,000
                                                                      =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article IX of the Company's Restated Certificate of Incorporation and
Article VI of the Company's By-Laws provide that the Company may indemnify each current and former director, officer, and any employee or agent of the corporation, his or her heirs, executors, and administrators, against expenses reasonably incurred or any amounts paid by him or her in connection with any action, suit, or proceeding to which he or she may be made a party by reason of being or having been a director, officer, employee or agent of the corporation to the fullest extent permitted by the Business Corporation Law of the State of New York.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         Reference is made to Sections 720 through 726 of the New York Business Corporation Law as such Sections pertain to indemnification matters.

ITEM 16. EXHIBITS

         The following is a list of Exhibits filed as part of the Registration
Statement:


*4.1 Specimen Certificate for Shares of Registrant's Common Stock (to be filed by amendment).



*4.2 Provisions of the Restated Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant, incorporated herein by reference to Exhibit 3(a) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and to Exhibit 3(b) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288).



*4.3 Shareholders and Registration Rights Agreement dated as of March 15, 1989. (Filed as Exhibit 10(g) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.).



*4.4      Form of 9% Convertible Subordinated Debenture. (Filed as Exhibit 10(h)
         to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.).

*4.5 Standstill Agreement among Florence Katz, Judith Smith, Steven Cole and Registrant dated February 1, 1988. (Filed as Exhibit 10(i) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.).



*4.6 Stock Purchase Warrant, dated October 6, 1995, granted to The Chase Manhattan Bank. (Filed as Exhibit 4.4 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*4.7 Stock Purchase Warrant, dated October 6, 1995, granted to Connecticut Development Authority. (Filed as Exhibit 4.5 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*4.8 Stock Purchase Warrant, dated October 6, 1995, granted to Creditanstalt Bankverein. (Filed as Exhibit 4.6 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*4.9 Stock Purchase Warrant, dated March 25, 1997, granted to The Chase Manhattan Bank. (Filed as Exhibit 4.7 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*4.10 Stock Purchase Warrant, date March 25, 1997, granted to Connecticut Development Authority. (Filed as Exhibit 4.5 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*4.11 Stock Purchase Warrant, dated March 25, 1997, granted to Creditanstalt Bankverein. (Filed as Exhibit 4.9 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



* 5.     Opinion and Consent of Brobeck, Phleger & Harrison LLP.



*10.1 Credit Facility with Bank of New York Commercial Corporation, dated March 15, 1989 and related amendments dated February 6, 1991 and April 25, 1991. (Filed as Exhibit 10(f) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.).



*10.2 1991 Employee Stock Purchase Plan. (Filed as Exhibit 10(m) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-45748) and incorporated herein by reference.).



*10.3 Agreement of Lease dated February 28, 1991. (Filed as Exhibit 10(k) to the Registrant's Registration Statement on Form S-1. (Registration No. 33-40288) and incorporated herein by reference.).



*10.4 Letter of Intent dated February 12, 1992 with the Bank of New York to extend and amend Revolving Credit and Security Agreement included as
         Exhibit 4. (Filed as Exhibit 10(o) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-45748) and incorporated herein by reference.).



*10.5 Employee Stock Ownership Plan, as amended. (Filed as Exhibit 10(c) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.).



*10.6 1995 Stock Option/Stock Issuance Plan. (Filed as Exhibit 10.6 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).

*10.7 401(k) Plan, as amended. (Filed as Exhibit 10(d) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.).



*10.8 Lease Agreement dated January 31, 1992. (Filed as Exhibit 10(n) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-45748) and incorporated herein by reference.).



*10.9 Lease Agreement dated July 28, 1988. (Filed as Exhibit 10(e) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.).



*10.10 Credit facility with The Chase Manhattan Bank dated March 19, 1993. (Filed as Exhibit 19 to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.).



*10.11 Lease Agreement dated May 18,1992. (Filed as Exhibit 20 to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.).



*10.12 Lease Agreement dated July 1,1992. (Filed as Exhibit 21 to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.).



*10.13 Lease Agreement dated August 1,1992. (Filed as Exhibit 22 to the Registrant's Form 10-K for the year ended December 31,1992 and incorporated herein by reference.).



*10.14 Lease Agreement dated November 18, 1992. (Filed as Exhibit 23 to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.).



*10.15 Amendment No. I to Credit Facility with The Chase Manhattan Bank dated November 8, 1993. (Filed as Exhibit 24 to the Registrant's Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.).



*10.16 Letter Agreement with The Chase Manhattan Bank dated March 28, 1994. (Filed as Exhibit 25 to the Registrant's Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.).



*10.17 Stock Purchase Agreement for $35 6% Convertible Preferred Stock, dated January 31, 1995. (Filed as Exhibit 10.18 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.).



*10.18 Employment Agreement of Stephen H. Matheson, dated January 27, 1995. (Filed as Exhibit 10.19 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.).



*10.19 Amendment No. 4 to Credit Facility with The Chase Manhattan Bank, dated January 31, 1995. (Filed as Exhibit 10.20 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.).



*10.20   Form of Stock Purchase Warrant, dated February 1, 1995. (Filed as
         Exhibit 10.21 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.).



*10.21 Amended and Restated Credit Agreement dated October 6, 1995, among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, the Banks signatory thereto and The Chase Manhattan Bank, N.A. as Agent. (Filed as Exhibit 3 to the Registrant's Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference.).

*10.22 Credit Agreement dated October 6, 1995 among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, and Fleet Bank, National Association. (Filed as Exhibit 4 to the Registrant's Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference.).



*10.23 Guarantee Agreement dated October 6, 1995 between Connecticut Development Authority and Fleet Bank, National Association. (Filed as
         Exhibit 5 to the Registrant's Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference.).



*10.24 Amendment Number 1, dated October 31, 1996, to the Amended and Restated Credit Agreement among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, the Banks signatory thereto and The Chase Manhattan Bank, N.A., as agent. (Filed as Exhibit 10.24 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*10.25 Amendment Number 2, dated November 14, 1996 to the Amended and Restated Credit Agreement among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, the Banks signatory thereto and The Chase Manhattan Bank, N.A., as agent. (Filed as Exhibit 10.25 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*10.26 Amendment Number 3, dated March 25, 1997, to the Amended and Restated Credit Agreement among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, the Banks signatory thereto and The Chase Manhattan Bank, N.A., as agent. (Filed as Exhibit 10.26 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*10.27 Amendment Number 1, dated November 14, 1996, to the Credit Agreement among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, and Fleet Bank, National Association. (Filed as
         Exhibit 10.27 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*10.28 Amendment Number 2, dated March 25, 1997, to the Credit Agreement among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, and Fleet Bank, National Association. (Filed as Exhibit 10.28 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*10.29 Consulting Agreement between Mehdi Ali and U.S. HomeCare Corporation, dated October 2, 1996. (Filed as Exhibit 10 (a) to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1996 and incorporated herein by reference.).



*10.30 Consulting Agreement between James Laird and U.S. HomeCare Corporation, dated October 2, 1996. (Filed as Exhibit 10 (b) to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1996 and incorporated herein by reference.).






*10.31 Settlement Agreement and Mutual Release between G. Robert O'Brien and U.S. HomeCare Corporation, dated October 14, 1996. (Filed as Exhibit
         10.31 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*10.32 Settlement Agreement and Mutual Release between Stephen H. Matheson and U.S. HomeCare Corporation, dated October 14, 1996. (Filed as Exhibit
         10.32 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*10.33 Asset Purchase Agreement dated as of October 31, 1996 among Transworld Acquisition Corp., Transworld Home HealthCare, Inc., U.S. HomeCare Infusion Therapy Services Corporation of New Jersey, and U.S. HomeCare Corporation. (Filed as Exhibit 10.33 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).

*10.34 Settlement Agreement, dated as of November 25, 1996, between U.S. HomeCare Infusion Therapy Products Corporation and U.S. HomeCare Corporation and Edward J. Abel, Abel Health Management Services, Inc. and Home Infusion Pharmaceutical Services, Inc. (Filed as Exhibit 10.34 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



*10.35 Settlement Agreement, dated as of November 25, 1996, between U.S. HomeCare Corporation and U.S. HomeCare Infusion Therapy Products Corporation and Kingsland Associates. (Filed as Exhibit 10.35 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).



23.1 Consent of Deloitte & Touche LLP, independent certified public accountants.



*23.2 Consent of Brobeck Phleger & Harrison LLP (included in the opinion filed as Exhibit 5).



*24.     Powers of Attorney.



*  Previously filed.


ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1993, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1993, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1993, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on August 7, 1997.


                                 U.S. HOMECARE CORPORATION


                                 By:   /s/Jay C. Huffard
                                     -------------------------------------------
                                     Jay C. Huffard
                                     President, Chief Executive Officer,
                                     Chairman and Director


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on August 7, 1997.



Signature                                    Title
---------                                    -----

By: /s/Jay C. Huffard                        President, Chief Executive Officer, Chairman and Director
    -------------------------------
    Jay C. Huffard


By: /s/ Clifford G. Johnson                  Vice President, Finance and Administration and Chief Financial Officer
    -------------------------------          (Principal Financial and Accounting Officer)
    Clifford G. Johnson


By:*                                         Director
    -------------------------------
    W. Wallace McDowell, Jr.


By:*                                         Director
    -------------------------------
    Shawkat Raslan


By:*                                         Director
    -------------------------------
    Susan S. Robfogel


By:*                                         Director
    -------------------------------
    John R. Gunn


By:*                                         Director
    -------------------------------
    Hadley C. Ford


*By:/s/Jay C. Huffard
    -------------------------------
    Jay C. Huffard
    Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT
  NO.                                                DESCRIPTION                                               PAGE
  ---                                                -----------                                               ----
*4.1     Specimen Certificate for Shares of Registrant's Common Stock...................................

*4.2     Provisions of the Restated Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant, incorporated herein by reference to Exhibit 3(a) to the Registrant's Registration Statement on Form S-1 (Registration
         No. 33-40288) and to Exhibit 3(b) to the Registrant's Registration Statement on Form S-1
         (Registration No. 33-40288)....................................................................

*4.3     Shareholders and Registration Rights Agreement dated as of March 15, 1989.  (Filed as Exhibit
         10(g) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and
         incorporated herein by reference.).............................................................

*4.4     Form of 9% Convertible Subordinated Debenture. (Filed as Exhibit 10(h) to the Registrant's
         Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.)....................................................................................

*4.5     Standstill Agreement among Florence Katz, Judith Smith, Steven Cole and Registrant dated
         February 1, 1988. (Filed as Exhibit 10(i) to the Registrant's Registration Statement on Form S-1
         (Registration No. 33-40288) and incorporated herein by reference.).............................

*4.6     Stock Purchase Warrant, dated October 6, 1995, granted to The Chase Manhattan Bank. (Filed as Exhibit 4.4 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.)....................................................................................

*4.7     Stock Purchase Warrant, dated October 6, 1995, granted to Connecticut Development Authority.
         (Filed as Exhibit 4.5 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).................................................................................

*4.8     Stock Purchase Warrant, dated October 6, 1995, granted to Creditanstalt Bankverein. (Filed as
         Exhibit 4.6 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.)....................................................................................

*4.9     Stock Purchase Warrant, dated March 25, 1997, granted to The Chase Manhattan Bank. (Filed as Exhibit 4.7 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.)....................................................................................

*4.10    Stock Purchase Warrant, date March 25, 1997, granted to Connecticut Development Authority.
         (Filed as Exhibit 4.5 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).................................................................................

*4.11    Stock Purchase Warrant, dated March 25, 1997, granted to Creditanstalt Bankverein. (Filed as
         Exhibit 4.9 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.)....................................................................................

* 5.     Opinion and Consent of Brobeck, Phleger & Harrison LLP.........................................

*10.1    Credit Facility with Bank of New York Commercial Corporation, dated March 15, 1989 and related amendments dated February 6, 1991 and April 25, 1991. (Filed as Exhibit 10(f) to the
         Registrant's Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.)..........................................................................

*10.2    1991 Employee Stock Purchase Plan. (Filed as Exhibit 10(m) to the Registrant's Registration
         Statement on Form S-1 (Registration No. 33-45748) and incorporated herein by reference.).......

*10.3    Agreement of Lease dated February 28, 1991. (Filed as Exhibit 10(k) to the Registrant's
         Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.)....................................................................................

*10.4    Letter of Intent dated February 12, 1992 with the Bank of New York to extend and amend
         Revolving Credit and Security Agreement included as Exhibit 4. (Filed as Exhibit 10(o) to the
         Registrant's Registration Statement on Form S-1 (Registration No. 33-45748) and incorporated herein by reference.)..........................................................................

*10.5    Employee Stock Ownership Plan, as amended. (Filed as Exhibit 10(c) to the Registrant's
         Registration Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.)....................................................................................

*10.6    1995 Stock Option/Stock Issuance Plan. (Filed as Exhibit 10.6 to the Registrant's Form 10-K,
         filed March 31, 1997 and incorporated herein by reference.)....................................

*10.7    401(k) Plan, as amended. (Filed as Exhibit 10(d) to the Registrant's Registration Statement on
         Form S-1 (Registration No. 33-40288) and incorporated herein by reference.)....................

*10.8    Lease Agreement dated January 31, 1992. (Filed as Exhibit 10(n) to the Registrant's Registration
         Statement on Form S-1 (Registration No. 33-45748) and incorporated herein by reference.).......

*10.9    Lease Agreement dated July 28, 1988. (Filed as Exhibit 10(e) to the Registrant's Registration
         Statement on Form S-1 (Registration No. 33-40288) and incorporated herein by reference.).......

*10.10   Credit facility with The Chase Manhattan Bank dated March 19, 1993. (Filed as Exhibit 19 to the
         Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.)....................................................................................

*10.11   Lease Agreement dated May 18,1992. (Filed as Exhibit 20 to the Registrant's Form 10-K for the
         year ended December 31, 1992 and incorporated herein by reference.)............................

*10.12   Lease Agreement dated July 1,1992. (Filed as Exhibit 21 to the Registrant's Form 10-K for the
         year ended December 31, 1992 and incorporated herein by reference.)............................

*10.13   Lease Agreement dated August 1,1992. (Filed as Exhibit 22 to the Registrant's Form 10-K for
         the year ended December 31,1992 and incorporated herein by reference.).........................

*10.14   Lease Agreement dated November 18, 1992. (Filed as Exhibit 23 to the Registrant's Form 10-K
         for the year ended December 31, 1992 and incorporated herein by reference.)....................

*10.15   Amendment No. I to Credit Facility with The Chase Manhattan Bank dated November 8, 1993.
         (Filed as Exhibit 24 to the Registrant's Form 10-K for the year ended
         December 31, 1993 and incorporated herein by reference.).......................................

*10.16   Letter Agreement with The Chase Manhattan Bank dated March 28, 1994. (Filed as Exhibit 25 to the Registrant's Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.)....................................................................................

*10.17   Stock Purchase Agreement for $35 6% Convertible Preferred Stock, dated January 31, 1995.
         (Filed as Exhibit 10.18 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.).............................................................

*10.18   Employment Agreement of Stephen H. Matheson, dated January 27, 1995. (Filed as Exhibit 10.19 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.)....................................................................................

*10.19   Amendment No. 4 to Credit Facility with The Chase Manhattan Bank, dated January 31, 1995.
         (Filed as Exhibit 10.20 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.).............................................................
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
*10.20   Form of Stock Purchase Warrant, dated February 1, 1995. (Filed as Exhibit 10.21 to the
         Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.)....................................................................................

*10.21   Amended and Restated Credit Agreement dated October 6, 1995, among U.S. HomeCare
         Corporation and its Consolidated Subsidiaries, signatory thereto, the Banks signatory thereto and
         The Chase Manhattan Bank, N.A. as agent. (Filed as Exhibit 3 to the Registrant's Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference.)................

*10.22   Credit Agreement dated October 6, 1995 among U.S. HomeCare Corporation and its Consolidated
         Subsidiaries, signatory thereto, and Fleet Bank, National Association.  (Filed as Exhibit 4 to the
         Registrant's Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference.)....................................................................................

*10.23   Guarantee Agreement dated October 6, 1995 between Connecticut Development Authority and
         Fleet Bank, National Association. (Filed as Exhibit 5 to the Registrant's Form 10-Q for the
         quarter ended September 30, 1995 and incorporated herein by reference.)........................

*10.24   Amendment Number 1, dated October 31, 1996, to the Amended and Restated Credit Agreement
         among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, the Banks signatory thereto and The Chase Manhattan Bank, N.A., as agent. (Filed as Exhibit 10.24 to the
         Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.)............

*10.25   Amendment Number 2, dated November 14, 1996 to the Amended and Restated Credit Agreement
         among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, the
         Banks signatory thereto and The Chase Manhattan Bank, N.A., as agent. (Filed as Exhibit 10.25 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).....

*10.26   Amendment Number 3, dated March 25, 1997, to the Amended and Restated Credit Agreement
         among U.S. HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, the
         Banks signatory thereto and The Chase Manhattan Bank, N.A., as agent. (Filed as Exhibit 10.26 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).....

*10.27   Amendment Number 1, dated November 14, 1996, to the Credit Agreement among U.S.
         HomeCare Corporation and its Consolidated Subsidiaries, signatory thereto, and Fleet Bank,
         National Association. (Filed as Exhibit 10.27 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).........................................................

*10.28   Amendment Number 2, dated March 25, 1997, to the Credit Agreement among U.S. HomeCare
         Corporation and its Consolidated Subsidiaries, signatory thereto, and Fleet Bank, National
         Association. (Filed as Exhibit 10.28 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.).............................................................

*10.29   Consulting Agreement between Mehdi Ali and U.S. HomeCare Corporation, dated October 2,
         1996. (Filed as Exhibit 10 (a) to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1996 and incorporated herein by reference.)................................

*10.30   Consulting Agreement between James Laird and U.S. HomeCare Corporation, dated October 2,
         1996. (Filed as Exhibit 10 (b) to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1996 and incorporated herein by reference.)................................

*10.31   Settlement Agreement and Mutual Release between G. Robert O'Brien and U.S. HomeCare
         Corporation, dated October 14, 1996. (Filed as Exhibit 10.31 to the Registrant's Form 10-K, filed
         March 31, 1997 and incorporated herein by reference.)..........................................

*10.32   Settlement Agreement and Mutual Release between Stephen H. Matheson and U.S. HomeCare
         Corporation, dated October 14, 1996. (Filed as Exhibit 10.32 to the Registrant's Form 10-K, filed
         March 31, 1997 and incorporated herein by reference.)..........................................
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
*10.33   Asset Purchase Agreement dated as of October 31, 1996 among Transworld Acquisition Corp.,
         Transworld Home HealthCare, Inc., U.S. HomeCare Infusion Therapy Services Corporation of
         New Jersey, and U.S. HomeCare Corporation. (Filed as Exhibit 10.33 to the Registrant's Form
         10-K, filed March 31, 1997 and incorporated herein by reference.)..............................

*10.34   Settlement Agreement, dated as of November 25, 1996, between U.S. HomeCare Infusion
         Therapy Products Corporation and U.S. HomeCare Corporation and Edward J. Abel, Abel Health
         Management Services, Inc. and Home Infusion Pharmaceutical Services, Inc. (Filed as Exhibit
         10.34 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.)....................................................................................

*10.35   Settlement Agreement, dated as of November 25, 1996, between U.S. HomeCare Corporation and
         U.S. HomeCare Infusion Therapy Products Corporation and Kingsland Associates. (Filed as
         Exhibit 10.35 to the Registrant's Form 10-K, filed March 31, 1997 and incorporated herein by reference.)....................................................................................

 23.1    Consent of Deloitte & Touche LLP, independent certified public accountants.....................

*23.2    Consent of Brobeck Phleger & Harrison LLP (included in the opinion filed as Exhibit 5).........

*24.     Powers of Attorney.............................................................................

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* Previously Filed.